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                                                                    Exhibit 99.1


Media Contacts:                                      Investor Relations Contact
Maureen O'Brien                                      Melanie Mock
Equinix, Inc.                                        Equinix, Inc.
(650) 316-6043                                       (650) 316-6099
mobrien@equinix.com                                  mmock@equinix.com
-------------------

David Fonkalsrud
K/F Communications, Inc.
(415) 255-6506
dave@kfcomm.com

FOR IMMEDIATE RELEASE


                   EQUINIX RETIRES $25 MILLION IN SENIOR NOTES
                       ACCELERATING TIME TO PROFITABILITY


                Company Retires Notes at Fraction of Face Value,
      Reducing Debt Service by Nearly $45 Million and Increasing Liquidity


Mountain View, CA - March 7, 2002 -- Equinix, Inc. (Nasdaq: EQIX), the leading provider of core Internet exchange services, today announced that the company has retired $25 million of its 13% Senior Notes due in 2007 in exchange for approximately 9 million shares of Equinix's common stock. The total number of common stock shares outstanding upon completion of the exchange is approximately 89 million shares.

The retirement of these Senior Notes will result in a savings of approximately $3.25 million per annum in interest expense, and will be realized over the full year beginning in FY2002. In total, Equinix has reduced its interest payments on the retired Senior Notes beginning January 2002 through December 2007 by $19.5 million. Together with the $25.0 million in principal payments that would otherwise have come due in December 2007, Equinix has reduced its debt service on the retired Senior Notes by nearly $45 million.

"As indicated in our last earnings call, we are driving to become profitable, on a net income basis, in the first half of 2003," said Peter Van Camp, chairman and CEO of Equinix. "The retirement of $25 million of our Senior Notes at significant discounts, together with the $45 million paydown of our senior credit facility in fourth quarter 2001, accelerates the company's time to profitability and increases the likelihood of Equinix reaching cash flow positive by the end of this year."



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About Equinix

Equinix is the leading provider of core Internet exchange services that allow networks, Internet infrastructure companies, enterprises and content providers to grow, manage and control their network and Internet operations for unparalleled performance. Through the company's seven Internet Business Exchange(TM) (IBX(R)) centers, customers can directly interconnect with the providers that serve over 90% of the world's Internet networks and users for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

Network and service provider customers include AT&T, Akamai, Cable & Wireless, EDS, EYT, Genuity, IBM, Level3, Loudcloud, QWEST, UUNET/WorldCom and others. Enterprise and content provider customers include Associated Press, Charles Schwab, Google, MSN, Washingtonpost.Newsweek Interactive, and Yahoo! For more information, visit the company's Web site at www.equinix.com.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange and Equinix GigE Exchange are trademarks of Equinix, Inc.


                                      # # #


This press release contains forward-looking statements, including statements related to Equinix's financial outlook. Actual results may differ from expectations due to a number of factors, including: the challenges of building and operating IBX centers and developing, deploying and delivering Equinix services; competition from existing and new competitors; the risk that customers who have placed orders may not install or may delay installations; and the ability to deliver services when requested by our customers. The matters discussed in this press release also involve risk and uncertainties described in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.